EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, entered into August 27, 2010, by and between CAS Medical Systems, Inc., a Delaware corporation (the “Company,” which term includes any successor to CAS Medical Systems, Inc., by merger or otherwise), and Thomas M. Patton (the “Employee”)

WITNESSETH:

WHEREAS, the Company wishes to employ the Employee as President and Chief Executive Officer of the Company and the Employee is willing to serve the Company in such capacity.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the parties hereto agree as follows:

Section 1.	Employment

The Company will employ the Employee, and the Employee will perform services for the Company and its subsidiaries, on the terms and conditions set forth in this Agreement.

Section 2.	Duties

The Employee will serve the Company as its President and Chief Executive Officer.  The Employee will have such duties and responsibilities as are assigned to him by the Board of Directors of the Company commensurate with the Employee’s position, including responsibility for all strategic and operational matters relating to the Company and its subsidiaries, subject to the direction of the Board of Directors.  The Employee will perform his duties hereunder faithfully and to the best of his abilities and in furtherance of the business of the Company and its subsidiaries, and will devote his full business time, energy, attention and skill to the business of the Company and its subsidiaries and to the promotion of its interests, except as otherwise agreed by the Company.

Section 3.	Term

This Agreement shall have an initial term of two years, beginning as of the Employee’s first day of work, August 27, 2010 (the “Effective Date”).  It shall renew for successive one-year periods unless either party gives notice of an intent to not renew this Agreement at least 60 days prior to the renewal date.

Notwithstanding the foregoing, the Employee’s employment hereunder shall be “at will” and is terminable at any time by either party, subject to the provisions of Sections 10 and 11 hereof.

Section 4.	Salary

The Employee will receive as compensation for his duties and obligations to the Company pursuant to this Agreement a base salary at the annual rate of Three Hundred Thousand Dollars ($300,000), payable in substantially equal installments in accordance with the Company’s standard payroll practices.  It is agreed between the parties that the Company will review the base annual salary annually and, in light of such review, may (but will not be obligated to), in the discretion of the Compensation Committee of the Board of Directors of the Company, increase such annual base salary taking into account any change in the Employee’s responsibilities, increases in the cost of living, performance by the Employee, and other pertinent factors.

Section 5.	Bonus

The Employee will be eligible for an annual bonus in the form of cash or Company common stock as determined at the sole discretion of the Compensation Committee of the Board of Directors.

The Employee will also be eligible for an annual performance-based bonus.  For 2010, it is agreed that the Employee will be eligible for a performance-based bonus if certain Company targets are achieved, with the target performance-based bonus equal to 35% of the Employee’s annual base salary pro rated for the period of actual employment in 2010.  For 2011, it is agreed that the Employee will be eligible for a performance-based bonus if certain Company targets are achieved, with the target performance-based bonus equal to 50% of the Employee’s annual base salary.  The designation of the performance targets and the attainment percentage of such targets will be determined by the Compensation Committee of the Board, in consultation with the Employee.

Annual discretionary and performance-based bonuses payable hereunder shall be calculated after the close of the end of the calendar year, and thereafter paid in a single lump sum by no later than the 15th day of the third month following the end of the calendar year in which the right to the bonus is no longer subject to a substantial risk of forfeiture (as defined for purposes of Internal Revenue Code Section 409A, including Treasury Regulations Section 1.409A-1(d)).

Section 6.	Equity Compensation

(a)           Options.  As of the Effective Date, the Employee will be granted nonstatutory stock options to acquire 350,000 shares of the common stock of the Company at the fair market value of such stock on the Effective Date.  The options will vest in monthly installments over a four (4) year period that begins on the Effective Date.  At each monthly vesting date, until such time as the four (4) year vesting period expires, options with respect to 7,292 shares (7,276 shares for the last month) will vest, provided the Employee is then still employed by the Company.  Notwithstanding the foregoing, all of the options will vest upon a Change in Control (as defined in Section 11, thereof), provided the Employee is then still employed by the Company.  The grant of options will be memorialized in, and the options subject to, a separate option agreement to be entered into by and between the Employee and Company.

(b)           Restricted Stock.

(1)           Grant One.  As of the Effective Date, the Employee will be granted 250,000 shares of the common stock of the Company, subject to certain restrictions.  The restricted shares will vest over an approximately four (4) year period commencing upon the Effective Date in the following manner:  20,833 shares will vest December 30, 2010, provided the Employee is then still employed by the Company.  The remaining shares shall vest on the day following the end of each calendar quarter, beginning with April 1, 2011, and continuing on each July 1st, October 1st, January 1st and April 1st thereafter until October 1, 2014.  At each quarterly vesting date, 15,625 restricted shares will vest, except that on October 1, 2014, 10,417 restricted shares shall vest, in each case provided the Employee is then still employed by the Company.  Notwithstanding the foregoing, all of the Grant One restricted shares, to the extent not yet vested, will vest upon a Change in Control (as defined in Section 11, hereof), provided the Employee is then still employed by the Company.  The grant of the restricted shares will be memorialized in, and the restricted shares subject to, a separate restricted stock award agreement to be entered into by and between the Employee and Company.

(2)           Grant Two.  As of the Effective Date, the Employee will be granted 150,000 shares of the common stock of the Company, subject to certain restrictions.  The restricted shares will vest at the earlier of (i) the first date that the Company stock has maintained an average share price (measured by the actual daily closing price) of at least Four Dollars and Fifteen Cents ($4.15) per share over a period of sixty (60) consecutive trading days (i.e., a day that the primary market on which shares of the Company common stock are listed or quoted is open for trading); or (ii) upon a Change in Control (as defined in Section 11, hereof) if the stock is valued in the Change in Control at or above $4.15 per share, and, further provided, in either case, that the Employee is then still employed by the Company.  The grant of the restricted shares will be memorialized in, and the shares subject to, a separate restricted stock award agreement to be entered into by and between the Employee and Company.

Section 7.	Employee Benefits

Subject to any applicable probationary or similar periods, during the period of his employment with the Company, the Employee will be entitled to participate in all employee benefit programs of the Company applicable to senior officers of the Company, as such programs may be in effect from time to time.  Subject to any applicable probationary or similar periods, during his period of employment with the Company, the Employee will also be entitled to participate in all retirement programs of the Company for which current employees are eligible, as such programs may be in effect from time to time (including the Company’s 401(k) plan).

Section 8.	Business Expenses

All reasonable travel and other out-of-pocket expenses incidental to the rendering of services by the Employee hereunder will be paid by the Company, and, if expenses are paid in the first instance by the Employee, the Company will reimburse him therefor upon presentation of proper invoices, subject in each case to compliance with the Company’s reimbursement policies and procedures.  All reimbursements will be paid in the same taxable year in which the expense is incurred, provided that expenses incurred toward the end of the calendar year that cannot administratively be reimbursed before the year end shall be reimbursed by no later than March 15th of the calendar year following the calendar year in which the expense was incurred.

Section 9.	Vacations and Sick Leave

The Employee will be entitled to holidays, reasonable vacation and reasonable sick leave each year, in accordance with policies of the Company, as determined by the Board of Directors, provided, however, that the Employee will be entitled to a minimum of four (4) weeks vacation per year.

Section 10.	Termination

(a) Termination of Employment by the Company for Serious Cause.  In the event of Serious Cause (as defined below), the Company may terminate the Employee’s employment upon written notice of such termination stating the Serious Cause upon which the Company relies for its termination.  The Employee’s employment will be terminated effective as of the date specified in such notice, which will in no event be earlier than the effective date of such notice as provided in Section 19.

“Serious Cause” means (i) the willful and continued failure by the Employee to perform substantially his duties hereunder, other than by reasons of health, after demand for substantial performance is delivered by the Company that identifies the manner in which the Company believes the Employee has not substantially performed his duties; (ii) the Employee will have been indicted by any federal, state or local authority in any jurisdiction for, or will have pleaded guilty or nolo contendere to, an act constituting a felony; (iii) the Employee will have habitually abused any controlled substance (such as narcotics or alcohol); or (iv) the Employee will have (A) engaged in intentional and material misrepresentations to the Board of Directors, or acts of fraud or gross misconduct in connection with the business of the Company, or (B) committed a material breach of this Agreement.

(b) Termination of Employment by Employee for Good Reason. The Employee may terminate his employment in the event of “Good Reason.”  Termination for Good Reason means a resignation of employment and Separation from Service (as such term is defined for purposes of Internal Revenue Code Section 409A) within six (6) months following the initial existence of one or more of the following conditions arising without the Employee’s written consent:

(i)	a material reduction in the Employee’s base salary or benefits;

(ii)	a material diminution in the Employee’s duties and significant responsibilities hereunder; or

(iii)	a material breach of this Agreement by the Company (which shall include a failure to make payments due hereunder);

provided, in any such case, that (1) a prior written notice specifying the reasons within sixty (60) after the initial existence of the condition and an opportunity to cure such condition (if curable) shall be afforded the Company, and (2) “Good Reason” shall exist only if the Company shall fail to cure such condition within 31 days after its receipt of such prior written notice.  In addition, until the actual Separation from Service the Employee must remain willing and able to continue to perform services in accordance with the terms of this Agreement and the Employee must not be in breach of any of the Employee’s obligations hereunder.

(c) Effect of Termination for Serious Cause or Without Good Reason.  In the event of termination of the Employee’s employment by the Company for Serious Cause or by the Employee without Good Reason, the Employee will forfeit all bonus amounts accruing for the then current fiscal year, and the Company will be liable to the Employee only for (i) any accrued but unpaid base salary and vacation, (ii) any earned but unpaid bonus from a prior fiscal year (subject, if applicable, to the terms of any deferred compensation arrangements), and (iii) reimbursement of business expenses incurred prior to the date of termination.

(d) Death, Retirement or Disability.  In the event of the Employee’s death, Retirement or Disability, the Employee’s employment will be terminated as of the date of such death, Retirement or Disability and the Company will pay the Employee, or the Employee’s estate or legal representative, as appropriate, (i) any accrued but unpaid base salary and vacation, (ii) any earned but unpaid bonus from a prior fiscal year (subject, if applicable, to the terms of any deferred compensation arrangements), and (iii) reimbursement of business expenses incurred, but unpaid, prior to the date of termination.

“Disability” means the Employee’s inability, for reasons of health, to carry out the functions of his position for a total of one hundred eighty (180) days during any twelve (12) month period.  “Retirement” will mean retirement from employment upon or after attaining age sixty-five (65) or such earlier age agreed to by the Company.

(e) Effect of Termination By Company Without Serious Cause or By Employee With Good Reason; Involuntary Separation from Service.  If the Company terminates the Employee’s employment herein without Serious Cause or the Employee terminates his employment hereunder for Good Reason, and, in either case, the Employee’s employment is terminated under circumstances constituting an Involuntary Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(n) other than within the period beginning on the date that a Change in Control is formally proposed to the Company’s Board of Directors and ending on the second anniversary of the date on which such Change of Control occurs, the Company shall pay the Employee a separation pay benefit, as described below, in consideration for the Employee’s continued compliance with his obligations under Section 12 hereof (covenant to not compete or solicit), subject to Section 14 hereof.

(1)  If the Involuntary Separation from Service occurs within twelve months of the Effective Date, the Employee will be paid six (6) months of the Employee’s base salary (as of the Employee’s Separation from Service date), and if the Involuntary Separation from Service occurs twelve months or more after the Effective Date, the Employee will be paid twelve (12) months of the Employee’s base salary (as of the Employee’s Separation from Service date).

(2)  Payment shall commence as of the Employee’s Separation from Service date, and shall continue thereafter in equal fixed installments during the period of payment in accordance with the Company’s standard payroll procedures and normal payroll dates then in effect.

(3)  In the event the value of the payments exceeds two times the lesser of the Employee’s annualized compensation or the maximum amount that may be taken into account for qualified plan purposes (in each case, as determined in accordance with Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)), the excess shall not be paid as provided in (2), above, but instead shall be withheld and paid on the first regularly scheduled payroll date immediately following the date that is six months after the Employee’s Separation from Service date, without adjustment for the delay in payment.

(4)  In no event shall payments be accelerated, nor shall the Employee be eligible to defer payments to a later date.

In addition, the Employee will be entitled to prompt payment of (A) any accrued but unpaid salary and vacation, (B) any earned but unpaid bonus from a prior fiscal year (subject, if applicable, to the terms of any deferred compensation arrangements), and (C) reimbursement of business expenses incurred prior to the date of termination, and all of the Employee’s equity-linked grants (e.g., stock options, restricted stock) shall immediately accelerate and vest in full.  Also, if the Separation from Service occurs at a time when more than one-half of the performance measuring period for an annual performance bonus has elapsed, the Employee shall be eligible for a pro rated amount of the performance bonus the Employee would have otherwise earned had he remained employed by the Company for the entire performance period.  Payment shall be made as provided in Section 5, above, with the pro ration determined on a per diem basis.

Finally, if COBRA continuation coverage under any Company healthcare plan is elected by the Employee, the Company shall provide such coverage on the same terms with respect to employee cost and employer subsidy as was being made available to the Employee immediately prior to his Separation from Service for the period of the COBRA coverage or the period that separation pay payments are made as provided above, whichever is shorter, provided, however, that if making this subsidized health care benefit available to the Employee would violate the non-discrimination rules applicable to non-grandfathered health plans under the Patient Protection and Affordable Care Act and related legislation, this paragraph shall be null and void ab initio, and no post-employment subsidized health care benefit shall be made available to the Employee.

(f)  Timing of Certain Payments.  All payments under Section 10 or Section 11 of (i) any accrued but unpaid base salary and vacation, (ii) any earned but unpaid bonus from a prior fiscal year, and (iii) reimbursement of business expenses incurred prior to the date of termination shall be paid in a single sum on the first regularly scheduled payroll date immediately following the Employee’s Separation from Service.

(g)  No Other Obligations.  In the event of the termination of the Employee’s employment, the Company will have no obligations to the Employee other than those set forth in Sections 10 and 11 herein.

Section 11.	Change of Control

(a) Change of Control.  A “Change of Control” of the Company will be deemed to have occurred if (i) any “person” (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportion as their ownership of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing an increase from less than Twenty Percent (20%) to Fifty Percent (50%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Securities”); (ii) during any period of not more than two (2) years, individuals who constitute the Board of Directors of the Company (the “Board”) as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of this sentence) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the stockholders of the Company approve a merger, consolidation or reorganization or a court of competent jurisdiction approves a scheme or arrangement of the Company, other than a merger, consolidation, reorganization or scheme which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least Fifty Percent (50%) of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such merger, consolidation, reorganization or scheme or arrangement, and such transaction is completed; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or any agreement for the sale of substantially all of the Company’s assets, and such transaction is completed.

(b) Effect of Involuntary Termination.  If the Company terminates the Employee’s employment without Serious Cause, or the Employee terminates employment with the Company for Good Reason, and, in either case, the Employee’s employment is terminated (i) under circumstances constituting an Involuntary Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(n) and (ii) within the period beginning on the date that a Change of Control is formally proposed to the Company’s Board of Directors and ending on the second anniversary of the date on which such Change of Control occurs, the Company shall pay the Employee a separation pay benefit consisting of twelve (12) months of the Employee’s annual base salary (as of the Employee’s Separation from Service date), as described below, in consideration for the Employee’s continued compliance with his obligations under Section 12 hereof (covenant to not compete or solicit), subject to Section 14 hereof.

(1)           Payment shall commence as of the Employee’s Separation from Service date, and shall continue thereafter in equal fixed installments during the period of payment in accordance with the Company’s standard payroll procedures and normal payroll dates then in effect.

(2)           In the event the value of the payments exceeds two times the lesser of the Employee’s annualized compensation or the maximum amount that may be taken into account for qualified plan purposes (in each case, as determined in accordance with Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)), the excess shall not be paid as provided in (1), above, but instead shall be withheld and paid on the first regularly scheduled payroll date immediately following the date that is six months after the Employee’s Separation from Service date, without adjustment for the delay in payment.

(3)           In no event shall payments be accelerated, nor shall the Employee be eligible to defer payment to a later date.

In addition, the Employee will be entitled to prompt payment of (A) any accrued but unpaid salary and vacation, (B) any earned but unpaid bonus from a prior fiscal year (subject, if applicable, to the terms of any deferred compensation arrangements), and (C) reimbursement of business expenses incurred prior to the date of termination.  Also, if the Separation from Service occurs at a time when more than one-half of the performance measuring period for an annual performance bonus has elapsed, the Employee shall be eligible for a pro rated amount of the performance bonus the Employee would have otherwise earned had he remained employed by the Company for the entire performance period.  Payment shall be made as provided in Section 5, above, with the pro ration determined on a per diem basis.

Finally, if COBRA continuation coverage under any Company healthcare plan is elected by the Employee, the Company shall provide such coverage on the same terms with respect to employee cost and employer subsidy as was being made available to the Employee immediately prior to his Separation from Service for the period of the COBRA coverage or the period that separation pay payments are made as provided above, whichever is shorter, provided, however, that if making this subsidized health care benefit available to the Employee would violate the non-discrimination rules applicable to non-grandfathered health plans under the Patient Protection and Affordable Care Act and related legislation, this paragraph shall be null and void ab initio, and no post-employment subsidized health care benefit shall be made available to the Employee.

(c) Effect of Voluntary Termination.  If upon a Change in Control the Employee is offered continued employment, but chooses to not accept such offer and has a Separation from Service within 30 days after the Change in Control, the Employee will be entitled to a single lump sum payment equal to twelve (12) months of the Employee’s annual base salary (as of the Employee’s Separation from Service date).  Such payment shall be made on the 45th day following the Change in Control (or the first business day thereafter, if the 45th day after the Change in Control is not a business day).

(d) Parachute Payments.  Notwithstanding anything in this Agreement to the contrary, in the event that the provisions of Internal Revenue Code Section 280G relating to “excess parachute payments” shall be applicable to any payment or benefit received or to be received by the Employee, then the total amount of payments or benefits payable to the Employee (the “Payments”) which are deemed to constitute parachute payments shall be either: (i) the full amount of the Payments, or (ii) a reduced amount which would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code (the “Excise Tax”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and Excise Tax, results in the receipt by the Employee, on an after-tax basis, of the greatest amount of benefit.  Unless the Company or the Employee otherwise agree in writing, any determination required under this Section 5.2(c)(1) shall be made in writing by independent public accountants appointed by the Company and reasonably acceptable to the Employee (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes.  The Company shall bear all costs the Accountants may reasonably incur.  In the event a reduction must be made in accordance with this paragraph, the reduction shall be made, first, from any payment made pursuant to paragraph (c), above, and, second, from any separation pay payment made pursuant to paragraph (b), above, but only to the extent such payment is determined to be includible in the excess parachute payment amount and only to the extent necessary.

(e) Entitlement to Payment.  The Employee will not be entitled to any benefits or other entitlements under this section unless a Change of Control actually occurs.  Any amounts payable pursuant to this Section 11 shall not duplicate amounts payable under Section 10 and vice versa.

Section 12.	Agreement Not to Compete or Solicit

(a) Covenant Not to Compete.  The Employee hereby covenants and agrees that at no time during his period of employment with the Company, nor for a period of one (1) year (six (6) months in the case of a termination of employment within six (6) months of the Effective Date under circumstances described in Section 10(e)) immediately following the termination of the Employee’s employment, will he for himself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), provide consulting or other services to, be employed by, or own, manage, operate or control any entity engaged in a business that competes in the marketplace with any product or service offered, or under development, by the Company or its subsidiaries at the time of such termination of employment.  Notwithstanding the preceding sentence, the Employee will not be prohibited from owning less than one percent (1%) of any publicly traded corporation, whether or not such corporation is in competition with the Company.

(b) Non-Solicitation.  The Employee hereby covenants and agrees that, at all times during his period of employment with the Company and for a period of six (6) months (such period to be one (1) year in the case of a termination resulting in payments pursuant to Section 11) immediately following the termination thereof, the Employee will not directly or indirectly employ or seek to employ any person or entity employed at that time by the Company or any of its subsidiaries, or otherwise encourage or entice such person or entity to leave such employment.

Section 13.	Confidential Information

The Employee agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the Company or any affiliate of the Company, including, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company and any affiliate of the Company learned by him from the Company or any such affiliate or otherwise before or after the date of this Agreement, and not to disclose any such confidential matter to anyone outside the Company, or any of its affiliates, whether during or after his period of service with the Company, except as may be required in the course of a legal or governmental proceeding.  Upon request by the Company, the Employee agrees to deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all Company or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Company’s or any affiliate’s business and all property of the Company or any affiliate associated therewith, which he may then possess or have under his control.

Section 14.	Remedy

(a) Should the Employee engage in or perform, either directly or indirectly, any of the acts prohibited by Sections 12 or 13 hereof, it is agreed that any and all compensation (including separation pay) and related benefits hereunder shall immediately terminate and the Company will also be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining the Employee and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedies available to the Company will not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies which may be available to the Company hereunder or at law or in equity.

(b) The Employee acknowledges and agrees that the covenants contained in this Agreement are fair and reasonable in light of the consideration paid hereunder, and the invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement will not affect the other provisions or parts hereof.  If any provision hereof is determined to be invalid or unenforceable and if any such provision will be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, will be reduced to a duration or geographical scope solely to the extent necessary to cure such invalidity.

Section 15.	Successors and Assigns

This Agreement will be binding upon and inure to the benefit of the Employee, his heirs, executors, administrators and beneficiaries, and the Company and its successors and assigns.

Section 16.	Governing Law

This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Connecticut, without reference to rules relating to conflicts of law.

Section 17.	Entire Agreement

This Agreement constitutes the full and complete understanding and agreement of the parties and supersedes all prior understandings and agreements as to employment of the Employee.  This Agreement cannot be amended, changed, modified or terminated without the written consent of the parties hereto.

Section 18.	Waiver of Breach

The waiver of either party of a breach of any term of this Agreement will not operate nor be construed as a waiver of any subsequent breach thereof.

Section 19.	Notices

Any notice, report, request or other communication given under this Agreement will be written and will be effective upon delivery when delivered personally, by overnight courier or by fax.  Unless otherwise notified by any of the parties, notices will be sent to the parties as follows: (i) if to the Employee, at the address set forth in the Company’s records, with a copy to 25 Andy Lane, Guilford, CT 06437; and (ii) if to the Company, to CAS Medical Systems, Inc., 44 East Industrial Road, Branford, CT 06405, Attention: Board of Directors, with a copy to D. Terrence Jones, Wiggin and Dana LLP. One Century Tower, P.O. Box 1832, New Haven, CT 06508-1832.

Section 20.	Severability

If any one or more of the provisions contained in this Agreement will be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

Section 21.	Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.  Delivery of signatures by facsimile or electronic image shall be valid for all purposes hereunder.

Section 22.	Internal Revenue Code Section 409A Compliance.

(a) The parties hereto recognize that certain provisions of this Agreement may be affected by Section 409A of the Internal Revenue Code and guidance issued thereunder, and agree to amend this Agreement, or take such other action as may be necessary or advisable, to comply with Section 409A.

(b) Notwithstanding anything herein to the contrary, it is expressly understood that at any time the Company (or any successor or related employer treated as the service recipient for purposes of Internal Revenue Code Section 409A) is publicly traded on an established securities market (as defined for purposes of Internal Revenue Code Section 409A), if a payment or provision of an amount or benefit constituting a deferral of compensation is to be made pursuant to the terms of this Agreement to the Employee on account of a Separation from Service at a time when the Employee is a Specified Employee (as defined for purposes of Internal Revenue Code Section 409A(a)(2)(B)(i)), such deferred compensation shall not be paid to the Employee prior to the date that is six (6) months after the Separation from Service or as otherwise permitted under Treasury Regulations Section 1.409A-3(i)(2).

(c) For purposes of this Agreement, the following definitions shall apply:

(i)
“Separation from Service” means, generally, a termination of employment with the Company (or any successor or related employer treated as the service recipient for purposes of Internal Revenue Code Section 409A), and shall have the same meaning as such term has for purposes of Internal Revenue Code Section 409A (including Treasury Regulation Section 1.409A-1(h)).

(ii)
“Involuntary Separation from Service” means a Separation from Service due to the independent exercise of the unilateral authority of the Company (or any successor or related employer treated as the service recipient for purposes of Internal Revenue Code Section 409A) to terminate the Employee’s employment, other than due to the Employee’s implicit or explicit request, where the Employee was willing and able to continue employment with the Company.  Notwithstanding the foregoing, a termination for Good Reason may constitute an Involuntary Separation from Service.  Involuntary Separation from Service shall have the same meaning as such term has for purposes of Internal Revenue Code Section 409A (including Treasury Regulation Section 1.409A-1(n)).

Section 23.	Arbitration.

Any dispute arising under or in connection with this Agreement shall be resolved by a single arbitrator in New Haven County, Connecticut in accordance with the arbitration rules of the American Arbitration Association.  Except as the arbitrator may otherwise provide, each party shall be allowed discovery as provided in the Federal Rules of Civil Procedure, each party shall bear its own attorneys’s fees and related costs, and the costs of the arbitration shall be borne in equal shares by the parties to the arbitration.  Any award of the arbitrator shall be enforceable in any court of competent jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

The Company:
CAS MEDICAL SYSTEMS, INC. By: /s/ Louis P. Scheps Name: Louis P. Scheps Title: Chairman of the Board

Employee:
/s/ Thomas M. Patton Thomas M. Patton